EXHIBIT 10.18

SYNOPSYS

DEFERRED COMPENSATION PLAN II

EFFECTIVE JANUARY 1, 2005

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS

1.1	Account

1.2	Base Pay

1.3	Beneficiary

1.4	Change in Control

1.5	Code

1.6	Committee

1.7	Company

1.8	Compensation

1.9	Contributions

1.10	Deferral Period

1.11	Disabled

1.12	Distributable Amount

1.13	Eligible Employee

1.14	ERISA

1.15	Fiscal Year

1.16	Fund or Funds

1.17	Fund Return

1.18	Initial Election Period

1.19	Insurable Participant

1.20	Key Employee

1.21	Participant

1.22	Plan

1.23	Plan Year

1.24	Retirement

1.25	Target Compensation

1.26	Variable Pay

ARTICLE II	PARTICIPATION

ARTICLE III	CONTRIBUTIONS

3.1	Elections to Defer Compensation

(a) Initial Election Period

(b) General Rule

i

	(c)	Deferral Election Priority

	(d)	Minimum Deferrals

	(e)	Effect of Initial Election

	(f)	Duration of Base Pay Deferral Election or Variable Pay Deferral Election

	(g)	Elections Other Than Elections During the Initial Election Period

	(h)	Special Rules for Deferral Elections

3.2	Cancellation of Compensation Deferrals

	(a)	Automatic Cancellation

	(b)	Permissible Cancellation

	(c)	Section 409A Compliance

3.3	Company Discretionary Contributions

ARTICLE IV	INVESTMENT ELECTIONS

4.1	Participant Investment Designation

4.2	Change in Investment Designation

4.3	Company Responsibility for Investment Alternatives

ARTICLE V	ACCOUNTS

5.1	Participant Accounts

5.2	Trust Funding

	(a)	Trustee Duties

	(b)	Employee Deferrals and Company Contributions

	(c)	General Creditors

ARTICLE VI	VESTING

6.1	Base Pay and Variable Pay Deferrals

6.2	Company Contributions

ARTICLE VII	DISTRIBUTIONS

7.1	Distributions from a Participant’s Account

	(a)	Distribution Election and Minimum Requirements

	(b)	Payment of Scheduled In-Service Withdrawals

	(c)	Payment Upon Termination of Employment for Any Reason Other Than Retirement, Death or Long-Term Disability

	(d)	Payment Upon Termination of Employment as a Result of Retirement or Long-Term Disability

ii

7.2	Changes in Form or Time of Distribution

7.3	Default Provisions If No Election of Form of Distribution

7.4	Death Benefits

7.5	Unforeseeable Emergency

7.6	Inability To Locate A Participant

7.7	Key Employee Special Distribution Rule

7.8	Special Acceleration of Distribution Rules

ARTICLE VIII	ADMINISTRATION

8.1	Committee

8.2	Committee Action

8.3	Powers and Duties of the Committee

8.4	Construction and Interpretation

8.5	Information

8.6	Compensation, Expenses and Indemnity

8.7	Quarterly Statements

ARTICLE IX	MISCELLANEOUS

9.1	Unsecured General Creditor

9.2	Restriction Against Assignment

9.3	Withholding

9.4	Disputes

9.5	Amendment, Modification, Suspension or Termination

9.6	Governing Law

9.7	Receipt or Release

9.8	Payments on Behalf of Incapacitated Persons

9.9	No Employment Rights

9.10	Department of Labor Determination

9.11	Headings, etc. Not Part of Agreement

9.12	Compliance with Section 409A of the Code

9.13	Electronic or Other Forms

iii

SYNOPSYS

DEFERRED COMPENSATION PLAN II

SYNOPSYS, INC. (the “Company”) acting on behalf of itself and its designated subsidiaries hereby adopts the SYNOPSYS DEFERRED COMPENSATION PLAN II (the “Plan”).  The Plan is effective January 1, 2005.

RECITALS

1.             The Company intends to maintain the Plan as a supplemental retirement plan for the benefit of selected highly compensated employees and such other employees as may be designated by the Company.

2.             The Plan provides for the payment of vested accrued benefits to Plan participants and their beneficiaries in accordance with the terms of this document.

3.             Under the Plan, the Company pays all of the accrued benefits from its general assets.

4.             The Company has entered into an agreement (the “Trust Agreement”) with a person or persons, including an entity that serves as trustee (the “Trustee”) under an irrevocable trust (the “Trust”) to be used in connection with the Plan.

5.             The Company wishes to make contributions to the Trust so that contributions to be held by the Trustee shall be invested, reinvested and distributed, all in accordance with the provisions of the Plan and the Trust Agreement.

6.             The Company intends that the amounts contributed to the Trust and the earnings thereon shall be used by the Trustee to satisfy the liabilities of the Company under the Plan with respect to each Plan Participant for whom an Account has been established and such use of the Trust assets shall be made in accordance with the procedures set forth herein.

7.             The Company intends that the Trust be a “grantor trust” with the principal and income of the Trust treated as assets and income of the Company for federal and state income tax purposes.

8.             The Company intends that the assets of the Trust shall at all times be subject to the claims of the general creditors of the Company as provided in the Trust Agreement.

9.             The Company intends that the existence of the Trust shall not alter the characterization the Plan as “unfunded” for purposes of ERISA, and shall not be construed to provide income to Participants under the Plan prior to actual payment of the accrued benefits thereunder.

NOW THEREFORE, the Company does hereby adopt the Plan as follows:

ARTICLE I

DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings indicated below, unless a different meaning is plainly required by the context.  The singular shall include the plural, unless the context indicates otherwise.

1.1          Account.  “Account” means for each Participant the bookkeeping account maintained by the Committee that is credited with amounts equal to (i) the portion of the Participant’s Base Pay that he or she elects to defer, (ii) the portion of the Participant’s Variable Pay that he or she elects to defer, (iii) the Company’s discretionary contributions, if any, credited under the Plan for the Participant’s benefit, and (iv) adjustments to reflect deemed gains or losses pursuant to Section 5.1(c).

1.2          Base Pay.  “Base Pay” means the non-variable portion of an Eligible Employee’s annual Compensation.

1.3          Beneficiary.  “Beneficiary” or “Beneficiaries” means the beneficiary last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death.  No beneficiary designation shall become effective until it is filed with the Committee.

1.4          Change in Control.  “Change in Control” means

(a)           The date that any one person or persons acting as a group acquires ownership of Company stock constituting more than fifty percent (50%) of the total fair market value or total voting power of the Company;

(b)           The date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company;

(c)           The date that any one person or persons acting as a group acquires assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition; or

(d)           The date that a majority of members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or elections.

The term “Change in Control” is to be interpreted in accordance with Section 409A of the Code and regulations and guidance issued thereunder.

1.5          Code.  “Code” means the Internal Revenue Code of 1986, as amended from time to time, and applicable valid regulations thereunder.

1.6          Committee.  “Committee” means the Synopsys Deferred Compensation Plans Committee.

1.7          Company.  “Company” means Synopsys, Inc., any successor corporation and any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity or investment interest, as determined by the Company.

1.8          Compensation.  “Compensation” means a Participant’s Base Pay and Variable Pay that is subject to deferral pursuant to Section 3.1.

1.9          Contributions.  “Contributions” means Base Pay or Variable Pay that a Participant elects to defer to the Plan pursuant to Article III, plus discretionary contributions contributed to the Participant’s Account by the Company pursuant to Section 3.3.

1.10        Deferral Period.  “Deferral Period” means, for each Plan Year, (i) the period from the first day of such Plan Year through the last day of the Fiscal Year of the Company that ends within that Plan Year, and (ii) the period from the first day of the Fiscal Year of the Company that begins within the Plan Year through the last day of that Plan Year.  Notwithstanding the foregoing, if a payroll period begins in one Deferral Period but ends in the subsequent Deferral Period, then, for purposes of the Plan, that payroll period shall be treated as if the payroll period both began and ended in the Deferral Period in which the payroll period actually ends.

1.11        Disabled.  “Disabled” means that a Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

1.12        Distributable Amount.  “Distributable Amount” means the vested amount credited to a Participant’s Account.

1.13        Eligible Employee.  “Eligible Employee” for a Plan Year means (i) a common law employee of the Company performing services regularly in the United States of America whose Target Compensation equals or exceeds, as of the October 1 immediately preceding the first day of the Plan Year, a dollar amount to be determined for each Plan Year by the Committee, or (ii) any other employee that is (x) designated by the Committee as eligible to participate in the Plan (including by being within a category of employee that has been so designated) and (y) notified by the Committee of such eligibility.  Notwithstanding the foregoing, the Committee may determine that an otherwise Eligible Employee shall not be eligible to participate in the Plan or shall be eligible to participate beginning on a later date than would otherwise be provided by this Section 1.13.

1.14        ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and applicable valid regulations thereunder.

1.15        Fiscal Year.  “Fiscal Year” means the Company’s fiscal year as determined by the Company’s Board of Directors.

1.16        Fund or Funds.  “Fund” or “Funds” means one or more of the investment funds selected by the Committee pursuant to Section 4.1.

1.17        Fund Return.  “Fund Return” means, for each Fund, an amount equal to the net rate of gain or loss on the assets of such Fund during each month.

1.18        Initial Election Period.  “Initial Election Period” for an Eligible Employee who becomes an Eligible Employee by designation and notification pursuant to Section 1.13(ii) means the period beginning on the later of (i) the date the Eligible Employee is first notified by the Committee or the Committee’s delegate that the Eligible Employee is eligible to participate in the Plan or (ii) the date the employee becomes an Eligible Employee and ending thirty (30) days thereafter.

1.19        Insurable Participant.  “Insurable Participant” means a Participant who satisfies underwriting standards for the issuance of life insurance determined by the insurance company selected by the Committee to provide the pre-termination death benefit described in Section 7.4(a).

1.20        Key Employee.  “Key Employee” means, for purposes of this Plan, and in accordance with Section 409A of the Code, a key employee as defined in Section 416(i) of the Code, without regard to paragraph (5) thereof, of the Company and any Eligible Employee who has been designated as a Key Employee by the Committee.

1.21        Participant.  “Participant” means any Eligible Employee or other individual for whom an Account is maintained under the Plan.

1.22        Plan.  “Plan” means the Synopsys Deferred Compensation Plan II set forth herein and in amendments from time to time made hereto.

1.23        Plan Year.  “Plan Year” means the calendar year.

1.24        Retirement.  “Retirement” means termination of employment with the Company on or after attaining age fifty-five (55).

1.25        Target Compensation.  “Target Compensation” means annualized Base Pay plus annualized target commissions and target bonuses.

1.26        Variable Pay.  “Variable Pay” means any variable Compensation including commissions, sales bonuses and/or other incentive Compensation that is payable in addition to the Participant’s Base Pay.  Variable Pay shall not include (a) retention bonuses, (b) other bonuses subject to repayment as a result of a specified future event (including sign-on bonuses and relocation bonuses), (c) severance payments and (d) except with respect to commissions, payments made after the December 31st of the calendar year in which the payment became earned and vested.

ARTICLE II

PARTICIPATION

An Eligible Employee shall become a Participant in the Plan by (a) electing to defer all or a portion of his or her Compensation, in accordance with Article III, and (b) if required by the Committee in its sole and absolute discretion, by filing a completed life insurance application along with his or her deferral election form, and complying with such applicable medical underwriting requirements as determined by a life insurance carrier elected by the Committee.  An Eligible Employee who completes the requirements of the preceding sentence shall become a Participant in the Plan as of the first day of the first month in which such Eligible Employee’s Compensation is deferred.  In the event it is determined by the Committee that the proposed life insurance policy, if applicable, cannot be obtained in a cost efficient manner after medical underwriting requirements have been met, the Participant shall not be eligible to receive death benefits as provided under Section 7.4(a) of the Plan but shall otherwise be eligible to participate in the Plan.

ARTICLE III

CONTRIBUTIONS

3.1          Elections to Defer Compensation.

(a)           Initial Election Period.  Each newly hired employee who becomes an Eligible Employee by designation and notification pursuant to Section 1.13(ii) may elect to defer Compensation (as described in Section 3.1(e)) for the remainder of the Plan Year following such Eligible Employee’s Initial Election Period by filing with the third party administrator an election for such remaining Plan Year that conforms to the requirements of this Section.  Such election shall specify the amount to be deferred, if any, for the remainder of each Deferral Period in the relevant Plan Year as specified in Section 3.1(e) below.  Such election also shall specify the time at which and the form in which such deferred amounts shall be distributed to the Participant, as provided in Article VII.  Such election to defer Compensation and designate the distribution form and time must be received by the third party administrator no later than the last day of such Eligible Employee’s Initial Election Period.

(b)           General Rule.  Subject to the limitation set forth in Section 3.1(d) below, the amount of Compensation which an Eligible Employee may elect to defer during each Deferral Period is as follows:

(i)            Any whole percentage of Base Pay up to fifty percent (50%); and/or

(ii)           Any whole percentage of Variable Pay up to one hundred percent (100%);

provided, however, that no election made for one or both Deferral Periods in a Plan Year shall reduce the Compensation paid to an Eligible Employee for a calendar year to an amount that is less than the amount necessary to pay (A) applicable employment taxes (e.g., FICA, hospital insurance) payable with respect to amounts deferred hereunder, (B) except as provided in Section 3.1(c), amounts necessary to satisfy any other benefit plan withholding obligations, (C) any resulting income taxes required to be withheld with respect to Compensation that cannot be so deferred, and (D) any amounts necessary to satisfy any wage garnishment or similar type obligations.

(c)           Deferral Election Priority.  Deferral elections to the Plan shall be computed before taking into account any reduction in taxable income by salary deferral to the Synopsys Employee Stock Purchase Program or to plans sponsored by the Company under Sections 125 or 401(k) of the Code.

(d)           Minimum Deferrals.  For each Plan Year during which the Eligible Employee is a Participant, the minimum dollar amount that may be deferred under this Section is Five Thousand Dollars ($5,000), to be satisfied by deferrals of Base Pay and/or Variable Pay during one or both Deferral Periods occurring within a Plan Year.

(e)           Effect of Initial Election.  An election to defer Compensation during the Initial Election Period shall be effective with respect to (i) Base Pay earned during the first pay period beginning after the initial election which occurs within that Deferral Period for which the election is made, and to (ii) Variable Pay payable during that Deferral Period for which the election is made.

(f)            Duration of Base Pay Deferral Election or Variable Pay Deferral Election.  Except as provided in Section 3.1(h) below, a Base Pay deferral election or Variable Pay deferral election shall remain in effect from Plan Year-to-Plan Year, notwithstanding any change in a Participant’s Base Pay or Variable Pay, as applicable, until the Participant elects to amend or discontinue his or her Base Pay deferral election or Variable Pay deferral election, as applicable.  If the Participant does not amend or discontinue his or her deferral election for a Plan Year during the applicable election period that precedes such Plan Year, then the Participant will be deemed to have made a deferral election for that Plan Year, and for the Deferral Periods within the Plan Year,  that is identical to the deferral election that was in effect for the Participant in the Plan Year that immediately preceded the Plan Year at issue.

If the Participant does amend or discontinue his or her deferral election for a Plan Year during the applicable election period that precedes such Plan Year, the percentage or dollar amount of Base Pay or Variable Pay designated by the Participant may be amended or discontinued by filing a new election, in accordance with the terms of this Section, with the third party administrator within the applicable election period for the Plan Year which contains the Deferral Period for which the election shall be in effect.  A Participant’s deferral election shall terminate with respect to future Base Pay or Variable Pay, as applicable, upon the earlier of (i) the Participant ceasing to be eligible to participate in the Plan, or (ii) the Participant’s timely election to discontinue all deferrals for any subsequent Deferral Period.

(g)           Elections Other Than Elections During the Initial Election Period.  Any Eligible Employee who fails to elect to defer Compensation during his or her Initial Election Period may subsequently become a Participant, and any Eligible Employee who has suspended a prior deferral election, may elect to defer Compensation, by filing an election, as described in Section 3.1(b) above.  Such an election to defer Compensation must be filed with the third party administrator within the applicable election period for the relevant Plan Year and will be effective for Base Pay earned during pay periods beginning after such Plan Year begins and Variable Pay paid during the Plan Year.

(h)           Special Rules for Deferral Elections.  The following special rules shall apply for the Plan Year beginning January 1, 2005 and the Plan Year beginning January 1, 2006, as applicable.

(i)            This Section 3.1(h)(i) applies only to a Participant who is notified by the Committee or the Committee’s delegate that the Participant is eligible to make the elections described in this Section 3.1(h)(i) (“Eligible Participant”).  Notwithstanding any other provision of the Plan to the contrary, for the Plan Year beginning January 1, 2005 (the “2005 Plan Year”) only, an Eligible Participant who elected to participate in the Plan for the 2005 Plan Year by filing a deferral of Compensation election form (or who is deemed to have filed such a deferral of Compensation election form pursuant to the deemed election procedures of Section 3.1(f)) on or before December 31, 2004, may elect to cancel the previously made deferral election for the 2005 Plan Year.  Such election to cancel a previously made election for the 2005 Plan Year shall be made by filing a change in election form with the third party administrator during the applicable election period, but no later than December 31, 2005.

An Eligible Participant who elects to cancel his or her previously made election for the 2005 Plan Year may elect to cancel (i) his or her entire election for the first Deferral Period in 2005, (ii) his or her entire election for the second Deferral Period in 2005, or (iii) his or her entire election for both Deferral Periods in 2005.  No partial cancellations of a previously made election for any Deferral Period in 2005 will be permitted; provided, however, that an election with respect to Base Pay shall be treated as a separate election from an election with respect to Variable Pay for the purposes of this Section 3.1(h)(i).  Any previously deferred amounts (including any gains and reduced by any losses) that are cancelled as provided under this Section 3.1(h)(i) shall be includable in the income of the Eligible Participant for the Eligible Participant’s 2005 taxable  year, or, if later, in the taxable year in which the amounts are earned and vested.

(ii)           Notwithstanding the foregoing provisions of this Section 3.1, for the Plan Year beginning January 1, 2006 (the “2006 Plan Year”), each Eligible Employee who intends to participate in the Plan for the 2006 Plan Year, must file an election to defer Compensation during the designated election period that precedes January 1, 2006.  For the 2006 Plan Year only, the provisions of Section 3.1(f) relating to deferral elections remaining in effect from year to year shall not be applicable.

(iii)         Notwithstanding any other provisions of this Plan to the contrary, the Committee may permit Participants to change payment elections prior to December 31, 2006; provided, however, that no such change may be permitted if such change would result in an impermissible subsequent deferral or acceleration as set forth in Section XI.C. of the preamble to the proposed regulations issued under Section 409A on September 29, 2005 (REG-158080-04).  For the avoidance of doubt, no change to a payment election shall be permitted in 2006 if either  (x) the payment would have been made in 2006 in the absence of the change or (y) the change would cause a payment to be made in 2006.

3.2          Cancellation of Compensation Deferrals.

(a)           Automatic Cancellation.  In the event that a Participant receives a financial hardship withdrawal from the Synopsys 401(k) Savings and Success Sharing Plan or any other plan maintained by the Company which contains a qualified cash or deferred arrangement under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “401(k) Plan”), the Participant’s Compensation deferrals under this Plan (if any) shall be cancelled for a period of no less than six (6) months from the date that the Participant receives such hardship withdrawal.  Notwithstanding the foregoing, the Participant’s Compensation deferrals under this Plan shall not be so cancelled if the Committee determines that such cancellation is not required in order to preserve the tax-qualification of the 401(k) Plan.

(b)           Permissible Cancellation.  In the event that a Participant incurs an Unforeseeable Emergency (as defined in Section 7.5), the Committee, in its sole discretion, may cancel the Participant’s Compensation deferrals for the remainder of the Plan Year.  However, an election to make Compensation deferrals under Article III shall be irrevocable as to amounts deferred as of the effective date of any cancellation in accordance with this Section.

(c)           Section 409A Compliance.   The cancellation of deferrals described in this Section 3.2 shall be permitted only in compliance with the requirements of Section 409A of the Code and regulations and other guidance issued thereunder.  Any Participant whose deferrals are cancelled under this Section 3.2 must meet the requirements for a new deferral election in order to restart deferrals under the Plan.  In the event the cancellation of deferrals described in this Section 3.2 are too short for the Plan to be in compliance with the requirements of Section 409A of the Code and regulations and other guidance issued thereunder, such cancellation shall be automatically extended to the minimum extent necessary to be in such compliance.

3.3          Company Discretionary Contributions.  The Company may, in its sole discretion, credit discretionary contributions to the Accounts of one or more Participants at such times and in such amounts as the Committee may determine.

ARTICLE IV

INVESTMENT ELECTIONS

4.1          Participant Investment Designation.  The Committee shall provide each Participant with a list of Funds available for hypothetical investment.  The Participant may designate, in such manner as provided by the Committee, one or more Funds that his or her Account will be deemed to be invested in for purposes of determining the amount of gains or losses to be credited to his or her Account; provided, however, that if the Participant does not designate the deemed investment of his or her Account, the Participant’s Account shall be deemed to be invested in the money market fund offered under the Plan.  The Fund Return of each Fund shall be used to determine the amount to be credited to each Participant’s Account under Section 5.1(c).  In making the designation pursuant to this Section, the Participant may specify that all or any whole percentage of his or her Account be deemed to be invested in one or more of the Funds selected by the Committee.

4.2          Change in Investment Designation.  A Participant may change the designation made under Section 4.1 by filing an election with the third party administrator at the time and in the manner specified.  Elections made by 11:59 P.M. PST shall be effective the next business day.

4.3          Company Responsibility for Investment Alternatives.  The Company may, but need not, acquire investments corresponding to those designated by the Participants hereunder, and it is not under any obligation to maintain any investment it may make.  Any such investments, if made, shall be in the name of the Company, and shall be its sole property in which no Participant shall have any interest.

ARTICLE V

ACCOUNTS

5.1          Participant Accounts.  The Committee shall establish and maintain an Account for each Participant under the Plan.  Each Participant’s Account shall be further divided into separate subaccounts (“investment fund subaccounts”), each of which corresponds to a Fund designated by the Participant pursuant to Section 4.1.  A Participant’s Account shall be credited as follows:

(a)           Not later than the last day of each month, the Committee shall cause the investment fund subaccounts of the Participant’s Account to be credited with an amount equal to the Base Pay deferred by the Participant during each pay period ending in that month and/or the Variable Pay paid during that month in accordance with the Participant’s election; that is, the portion of the Participant’s deferred Base Pay or Variable Pay that the Participant has elected to be deemed to be invested in a certain Fund shall be credited to the investment fund subaccount corresponding to that Fund.

(b)           Not later than the last day of the Plan Year or such earlier time or times as the Committee may determine, the Committee shall credit the investment fund subaccounts of the Participant’s Account with an amount equal to the portion, if any, of any Company contribution for the Participant’s benefit in accordance with Section 3.3; that is, the portion of the Participant’s Company contribution, if any, that the Participant has elected to be deemed to be invested in a certain Fund shall be credited to the investment fund subaccount corresponding to that Fund.

(c)           Not later than the last day of each month, each investment fund subaccount of a Participant’s Account shall be credited with gains or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the last day of the preceding month by the Fund Return (positive or negative) for the corresponding Fund.

5.2          Trust Funding.

(a)           Trustee Duties.  The Trustee shall manage, invest and reinvest the Trust assets as provided in the Trust Agreement.  The Trustee shall collect the income on the Trust assets, and shall make distributions therefrom all as provided in the Plan and in the Trust Agreement.

(b)           Employee Deferrals and Company Contributions.  While the Plan remains in effect, the Company shall make contributions to the Trust at least once each quarter.  The amount of any quarterly contribution shall be at the discretion of the Committee.  Within three (3) months after the close of each Plan Year, the Company shall make an additional contribution to the Trust to the extent that previous contributions to the Trust for such Plan Year and all prior Plan Years are not at least equal to the total amount deferred by Plan Participants for all such Plan Years.  For the purposes of this Section 5.2(b), the direct payment by the Company of an obligation arising under the Plan shall be deemed to be a contribution to the Trust.  The Trustee shall not be liable for any failure by the Company to provide contributions sufficient to pay all accrued benefits under the Plan in accordance with the terms of the Plan.

(c)           General Creditors.  Neither the Participants nor their Beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the Trust prior to the time such assets are paid to the Participants or Beneficiaries as benefits.  All rights created under the Plan shall be unsecured contractual rights of Plan Participants and Beneficiaries against the Company.  Any assets held in the Trust will be subject to the claims of the Company’s general creditors under federal and state law in the event of insolvency, as defined in the Trust Agreement.

ARTICLE VI

VESTING

6.1          Base Pay and Variable Pay Deferrals.  A Participant’s Account attributable to Base Pay and Variable Pay deferred by a Participant pursuant to the terms of the Plan, together with any earnings credited to the Participant’s Account under Section 5.1(c) with respect to such deferrals, shall be one hundred percent (100%) vested at all times.

6.2          Company Contributions.  The portion of a Participant’s Account attributable to Company contributions pursuant to Section 3.3, if any, including the Fund Return credited with respect thereto, shall vest at such time or times as the Committee shall specify in connection with any such amounts.

ARTICLE VII

DISTRIBUTIONS

7.1          Distributions from a Participant’s Account.

(a)           Distribution Election and Minimum Requirements.  At the time a Participant makes (or is deemed to make, pursuant to Section 3.1(f)) an election to defer a portion of his or her Base Pay or Variable Pay for a Plan Year, he or she also must elect to receive or commence receiving distribution of Contributions for that Plan Year on a certain future date (a “Scheduled In-Service Withdrawal”), upon termination of employment or upon Retirement and the form in which such amount shall be paid.  If, at the date of the Participant’s termination of employment for any reason, the Participant has less than two (2) years of service with the Company or if the Participant’s total Account value is less than One Hundred Thousand Dollars ($100,000), then the Participant’s Account will be paid to the Participant in a lump sum within ninety (90) days following his or her termination of employment.  If at such time the Participant is credited with two (2) years of service with the Company and if his or her total account value is One Hundred Thousand Dollars ($100,000) or more, then the provisions set forth in Sections 7.1(c) through 7.1(e) below shall apply.  Notwithstanding the foregoing, if the Participant is a Key Employee, then such Participant’s distribution will be subject to the restrictions of Section 7.7.

If a Participant elects, with his or her Compensation deferral election, a time and form of distribution for that deferral election, and the Participant does not change that deferral election with respect to distribution upon termination of employment or Retirement for subsequent Plan Years, then the Participant shall be deemed to have elected for each subsequent Plan Years’ deferrals the same time and form of distribution with respect to distribution upon termination of employment or Retirement that was in effect for deferrals made in the immediately preceding Plan Year.  Notwithstanding the foregoing, a Participant must make an affirmative election for a Plan Year if the Participant intends to receive deferrals made for that Plan Year in the form of a Scheduled In-Service Withdrawal.

(b)           Payment of Scheduled In-Service Withdrawals.

(i)            If a Participant elects a Scheduled In-Service Withdrawal with respect to a Plan Year, then the Participant shall receive such amount in a lump sum paid in January of the year identified on the election form.  The lump sum payment shall be the portion of the Participant’s Account (as adjusted for gains and losses) attributable to Contributions in the Plan Year for which the election form or deemed election applies.

(ii)           The scheduled distribution date must be two (2) years or more after the election date.  A Participant may delay receipt of a Scheduled In-Service Withdrawal by filing a subsequent election pursuant to the requirements of Section 7.2(a).

(iii)         A Participant may revoke a Scheduled In-Service Withdrawal election and instead elect a later distribution upon termination of employment or Retirement in accordance with Sections 7.1(c) and 7.1(d) below by filing an election pursuant to the requirements of Section 7.2(a).

(iv)          Notwithstanding the foregoing, if the Participant terminates employment with the Company for any reason prior to the payment of a Scheduled In-Service Withdrawal, then the provisions of this Plan with respect to payment upon termination of employment or Retirement shall override and take precedence over such Scheduled In-Service Withdrawal and payments from the Plan shall be made pursuant to Sections 7.1(c) or 7.1(d), as applicable.

(c)           Payment Upon Termination of Employment for Any Reason Other Than Retirement, Death or Long-Term Disability.  At the time the Participant makes the election described in Section 7.1(a), the Participant also must elect the form of distribution permitted under this Section 7.1(c) in which the Participant’s benefits for termination of employment other than Retirement, death of Disability shall be paid.  If the Participant terminates employment with the Company for any reason other than Retirement, death or Disability, then, subject to the minimum distribution requirements of Section 7.1(a) above, the following forms of payment are available to the Participant:

(i)            a lump sum payable within ninety (90) days following the Participant’s termination of employment; or

(ii)           substantially equal annual installments over a period of five (5) years beginning within ninety (90) days following the Participant’s termination of employment.

Notwithstanding the foregoing, any distribution to a Key Employee pursuant to this Section 7.1(c) will be subject to the restrictions of Section 7.7.

(d)           Payment Upon Termination of Employment as a Result of Retirement or Long-Term Disability.  At the time the Participant makes the election described in Section 7.1(a), the Participant also must elect the form of distribution specified in this Section 7.1(d) in which the Participant’s benefits upon Retirement or Disability shall be paid.

(i)            In the case of a Participant who terminates employment with the Company as a result of Retirement or Disability, the Participant’s Distributable Amount shall be paid to the Participant, at the Participant’s election, and subject to the requirements of Section 7.1(d)(ii) below in the form of:

(1)           a cash lump sum payable within ninety (90) days following the Participant’s termination of employment; or

(2)           substantially equal annual installments over five (5), ten (10) or fifteen (15) years beginning within ninety (90) days following the Participant’s termination of employment.

Notwithstanding the foregoing, any distribution to a Key Employee pursuant to this Section 7.1(d)(i) will be subject to the restrictions of Section 7.7.

(ii)           If the Participant has terminated employment with the Company as a result of Retirement or long-term disability, and if the Participant has elected annual installments, then at the time distribution is to commence:

(1)           the Committee shall aggregate the distribution amounts that the Participant has elected to be paid in fifteen (15) annual installments.  If the total distributable amount of such elections equals or exceeds One Hundred Thousand Dollars ($100,000), then such amount shall be paid to the Participant in fifteen (15) annual installments beginning within ninety (90) days following the Participant’s termination of employment.  If the total distributable amount of such elections is less than One Hundred Thousand Dollars ($100,000), then such amount will, subject to paragraphs (2) and (3) below, be paid to the Participant in ten (10) annual installments beginning within ninety (90) days following the Participant’s termination of employment.

(2)           the Committee shall aggregate the distribution amounts that the Participant has elected to be paid in ten (10) annual installments plus any amount scheduled to be paid in ten (10) annual installments in accordance with paragraph (1) above.  If the total of such amounts equals or exceeds One Hundred Thousand Dollars ($100,000), then such amount will be paid to the Participant in ten (10) annual installments beginning within ninety (90) days following the Participant’s termination of employment.  If the total of such amounts is less than One Hundred Thousand Dollars ($100,000), then such amount will, subject to paragraph (3) below, be paid to the Participant in five (5) annual installments beginning within ninety (90) days following the Participant’s termination of employment.

(3)           the Committee shall aggregate the distribution amounts that the Participant has elected to be paid in five (5) annual installments plus any amounts scheduled to be paid in five (5) annual installments in accordance with paragraph (2) above.  If the total of such amounts equals or exceeds Fifty Thousand Dollars ($50,000), then such amount will be paid to the Participant in five (5) annual installments beginning within ninety (90) days following the Participant’s termination of employment.  If the total of such amounts is less than Fifty Thousand Dollars ($50,000), then such amount will be paid to the Participant in a cash lump sum payable within ninety (90) days following the Participant’s termination of employment.

Notwithstanding the foregoing, any distribution to a Key Employee pursuant to this Section 7.1(d)(ii) will be subject to the restrictions of Section 7.7.

7.2          Changes in Form or Time of Distribution.

(a)           Changes to Scheduled In-Service Withdrawals may be made only as set forth in this Section 7.2(a).  A change in the time of a Scheduled In-Service Withdrawal shall be given effect only if the election to change the distribution date (i) does not take effect until at least twelve (12) months after the date on which the election change form is filed with the third party administrator, (ii) the payment with respect to which such change in election is made is deferred for a period of not less than five (5) years after the date such payment would otherwise have been made, and (iii) the election change must be made at least twelve (12) months prior to the date that such Scheduled In-Service Withdrawal would otherwise have been made.

(b)           A Participant entitled to payment as a result of termination of employment or Retirement may change his or her form of distribution from a lump sum to an installment form or from an installment form to another installment form with a longer period of payment in accordance with the rules of this Section 7.2(b).  A change in the form of distribution shall be given effect only if the election to change the form of distribution (i) does not take effect until at least twelve (12) months after the date on which the election change form is filed with the third party administrator, and (ii) the first payment with respect to such change in election is made is deferred for a period of not less than five (5) years after the date such payment would otherwise have been made.

(c)           Except as otherwise provided by the Committee, all distributions to a single Participant to be received in a single calendar year shall be treated as a single payment and all installment distributions to be paid in different calendar years shall be treated as separate payments.

7.3          Default Provisions If No Election of Form of Distribution.  If, at the time of the Participant’s termination of employment with the Company, for reasons other than death, the Participant has made no election as to the form of distribution of his or her Account, or if a distribution election is incomplete or inapplicable, then the Participant’s Distributable Amount shall be distributed as follows:

(a)           If the Participant’s termination of employment is a result of Retirement or Disability, and the Participant’s Distributable Amount is less than Fifty Thousand Dollars ($50,000), then the Participant’s Distributable Amount will be paid to the Participant in a cash lump sum payable within ninety (90) days following the Participant’s termination of employment;

(b)           If the Participant’s termination of employment is a result of Retirement or Disability, and the Participant’s Distributable Amount equals or exceeds Fifty Thousand Dollars ($50,000), then the Participant’s Distributable Amount will be paid to the Participant in five (5) annual installments beginning within ninety (90) days following the Participant’s termination of employment; or

(c)           If the Participant’s termination of employment is for reasons other than Retirement or Disability then, regardless of the value of the Participant’s Distributable Amount at the time of his or her termination of employment, the Participant’s Distributable Amount will be paid to the Participant in a cash lump sum payable within ninety (90) days following the Participant’s termination of employment.

Notwithstanding the foregoing, any distribution to a Key Employee pursuant to this Section 7.3 will be subject to the restrictions of Section 7.7.

7.4          Death Benefits.

(a)           In the case of a Participant who dies while employed by the Company, that portion of the death benefit of any life insurance policy purchased by the Company to insure the life of the Participant (the “Policy”) which is equal to the lesser of (i) the actual Policy death benefit or (ii) two and one-half (2.5) times the Participant’s Base Pay (for Participants who are not paid on a commission basis) or Target Compensation (for Participants who are paid on a commission basis) at the time the Participant dies, shall be paid to the Participant’s beneficiary under the Policy by the insurance company that issued the Policy.  Any such Policy shall be subject to the conditions set forth in a “Split-Dollar Life Insurance Agreement” between the Participant and the Trustee, pursuant to which the Participant may designate a beneficiary (subject to Section 7.4(c) below) with respect to the portion of the Policy proceeds described in the preceding sentence in the event the Participant dies prior to terminating employment with the Company.  Subject to Section 7.4(c) below, the Participant shall have the right to designate and change such beneficiary (which need not be his or her Beneficiary as determined under Section 1.3) on a form provided by and filed with the insurance company, and the life insurance proceeds designated in this Section 7.4(a) shall be paid to such beneficiary.

(b)           The benefit payable pursuant to Section 7.4(a) shall be paid only if a Policy has been issued on the Participant’s life and is in full force at the time of the Participant’s death and any such payment shall be subject to all conditions and exceptions set forth in the Policy.  A Participant who is entitled to a death benefit pursuant to this Section shall not be entitled to any other Company-paid group term life insurance benefits from the Company under the Plan or any other Policy provided by the Company.  Notwithstanding any provision of the Plan or any other document to the contrary, the Company shall not have any obligation to pay the Participant or his or her Beneficiary any amounts described in Section 7.4(a); any such amounts shall be payable solely from the proceeds of the Policy, and if no Policy is in force, no such payment shall be made.

(c)           As of the beginning of each Plan Year, the Committee shall review the existing Policies, and if a Participant or Eligible Employee has not elected to make deferrals to the Plan and does not have an Account balance under the Plan, then the Participant shall not be entitled to name a Beneficiary for that Plan Year for any Policy insuring his or her life.  Furthermore, the Company is not obligated to maintain any Policy; and no death benefit shall be payable hereunder if the Company has been notified by the Committee to discontinue the Policy for the Participant.  In addition, no Policy shall be allocated to any Account.

(d)           Following the death of a Participant, any balance remaining in the Participant’s Account shall be paid to his or her Beneficiary or Beneficiaries in a lump sum as soon as administratively feasible.

7.5          Unforeseeable Emergency.

(a)           If a Participant incurs an Unforeseeable Emergency, the Committee may, in its sole and absolute discretion and at any time, accelerate the date of distribution of a Participant’s Account or permit a Participant to suspend his or her Contributions for the remainder of the Plan Year.  Notwithstanding the foregoing, the suspensions of deferrals described in this Section 7.5(a) shall be in compliance with the provisions of Section 3.2.

(b)           “Unforeseeable Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant not covered by insurance, liquidation of other assets (to the extent the liquidation itself will not cause severe financial hardship) or cessation of deferrals under this Plan, resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent (as defined in Section 152(a) of the Code), (ii) a loss of the Participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

(c)           Distribution pursuant to this Section of less than the Participant’s entire interest in the Plan shall be made pro rata from his or her investment Fund subaccounts according to the balances in such subaccounts.  Subject to the foregoing, payment of any amount with respect to which a Participant has filed a request under this Section shall be made as soon as practicable after approval of such request by the Committee.

(d)           The amount that may be distributed to a Participant pursuant to this Section 7.5 as the result of the Participant experiencing an Unforeseeable Emergency shall be the lesser of (i) the Participant’s Distributable Amount or (ii) the amount necessary to meet such Unforeseeable Emergency, including amounts necessary to pay taxes on the distributed amount.

7.6          Inability To Locate A Participant.  It is the responsibility of a Participant to apprise the Committee of any change in his or her address.  In the event that the Committee is unable to locate a Participant or Beneficiary for two (2) years, the Participant’s Account shall be forfeited and amounts returned to the Company.

7.7          Key Employee Special Distribution Rule.  Notwithstanding any provision of this Plan to the contrary, distributions to a Key Employee as a result of termination of employment or Retirement, whether the distribution is made in the form of a lump sum or installments, shall not be made or the payments may not commence before the date that is six (6) months following the date of the termination of employment or Retirement, or, if earlier, the date of death of the Key Employee.

7.8          Special Acceleration of Distribution Rules.  Distributions  under the Plan may be accelerated only upon the occurrence of an event specified in this Section 7.8.

(a)           A payment may be accelerated if such payment is made to an alternate payee pursuant to and following the receipt and qualification of a domestic relations order as defined in Section 414(p) of the Code.

(b)           A payment may be accelerated as may be necessary to comply with a certificate of divestiture as defined in Section 1043(b)(2) of the Code.

(c)           With respect to all deferrals under the Plan, a payment may be accelerated in the event of a de minimis amount if

(i)            the payment accompanies the termination of the entirety of the Participant’s interest in the Plan;

(ii)           the payment is made on of before the later of

(1)       December 31 of the calendar year in which occurs the Participant’s Termination of Employment with the Company, or

(2)       the date two and one half (2½) months after the Participant’s Termination of Employment with the Company;

(iii)         the amount of the payment is not greater than Ten Thousand Dollars ($10,000); and

(iv)          the amount is paid in a lump sum.

(d)           A payment may be accelerated to the extent required to pay the Federal Insurance Contributions Act tax imposed under Sections 3101 and 3121(v)(2) of the Code with respect to compensation deferred under the Plan (the “FICA Amount”).  Additionally, a payment may be accelerated to pay the income tax on wages imposed under Section 3401 of the Code on the FICA Amount and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes.  The total payment under this Section 7.8(d) may not exceed the aggregate of the FICA Amount and the income tax withholding related to the FICA Amount.

(e)           Notwithstanding any other provision of this Plan, the Participant may elect that upon a Change in Control, his or her Account under the Plan shall be paid or retained as follows:

(i)            Paid no later than sixty (60) days following the Change in Control in the form of a lump sum payment of the Participant’s Account; or

(ii)           Retained in the Plan and administered and distributed in accordance with the terms of the Plan as in effect following the Change in Control.

The Change in Control distribution election provided in this Section 7.8(e) must be made in writing by the Participant at the time the Participant files the applicable deferral of Compensation election form with the Company as provided in Section 7.1(a).

ARTICLE VIII

ADMINISTRATION

8.1          Committee.  The number of Committee members may vary from time to time.  A member of the Committee may resign by delivering a written notice of resignation to the Chairperson of the Committee.  The Committee may remove, by affirmative vote of a majority, any member by delivering a certified copy of its resolution of removal to such member.  Additional Committee members may be added or vacancies in the membership of the Committee may be filled by any Committee member’s nomination of a prospective member approved by affirmative vote of a majority of the existing Committee members.

8.2          Committee Action.  The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee.  Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee.  A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant.  The Chairperson of the Committee or any other member or members of the Committee designated by the Chairperson may execute any certificate or other written direction on behalf of the Committee.

8.3          Powers and Duties of the Committee.

(a)           The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(i)            To select the investments to determine the Fund Return in accordance with ARTICLE IV hereof;

(ii)           To construe and interpret the terms and provisions of the Plan;

(iii)         To amend, modify, suspend or terminate the Plan in accordance with Section 9.5;

(iv)          To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries and to direct the distribution of Plan benefits;

(v)            To maintain all records that may be necessary for the administration of the Plan;

(vi)          To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(vii)         To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof, including, without limitation, requiring, if so determined by the Committee, Participants to make elections and designations by electronic or other means;

(viii)        To appoint a Plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and

(ix)          To make any changes that may be necessary to operate and administer the Plan in compliance with Section 409A of the Code, including, without limitation, rejecting or reversing a deferral election or implementing the provisions of Section 9.12.

8.4          Construction and Interpretation.  The Committee shall have full discretion to construe and interpret the terms and provisions of the Plan, which interpretation or construction, subject to Section 9.4, shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary.  The Committee shall administer such terms and provisions in accordance with any and all laws applicable to the Plan, including, without limitation, Section 409A of the Code.

8.5          Information.  To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their deaths or other causes of termination, and such other pertinent facts as the Committee may reasonably require.

8.6          Compensation, Expenses and Indemnity.

(a)           The members of the Committee shall serve without compensation for their services hereunder.

(b)           The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder.  The Company shall pay expenses and fees in connection with the administration of the Plan.

(c)           The Company indemnifies and holds harmless, to the extent permitted by law, each member of the Committee and any employee, officer or director of the Company, from and against any and all direct and indirect liabilities, demands, claims, losses, taxes, costs and expenses, including (without limitation) reasonable attorney’s fees, arising out of, relating to, or resulting from any action, inaction or conduct in their official capacity in the oversight and administration of the Plan or in his or her defense; provided, however, that (i) any such person shall not be indemnified and held harmless if his or her actions, inactions or conduct arise out of, relate to, or result from his or her gross negligence, bad faith or willful misconduct, or otherwise are in willful violation of the law, including (without limitation) a breach of fiduciary duty under ERISA; and (ii) such individual shall promptly notify the Company of any litigation involving the Plan, shall cooperate in the defense of any such lawsuit, and shall give the Company sole and exclusive authority to act on his or her behalf in the event of any such litigation or other claim or demand arising out of, relating to, or resulting from his or her action, inaction or conduct in his or her official capacity with respect to the Plan.  The Company may purchase insurance to satisfy its obligation under this Section.

8.7          Quarterly Statements.  Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Account on a quarterly basis.

ARTICLE IX

MISCELLANEOUS

9.1          Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interests in any specific property or assets of the Company.  No assets of the Company shall be held in any way as collateral security for the fulfillment of the obligations of the Company under the Plan.  Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company.  The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

9.2          Restriction Against Assignment.  The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation.  No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.  If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.  Notwithstanding the foregoing, amounts may be distributed in accordance with Section 7.8(a) pursuant to a qualified domestic relations order.

9.3          Withholding.  There shall be deducted from each payment made under the Plan all taxes that are required to be withheld by the Company in respect to such payment.  The Company shall have the right to reduce any payment by the amount of cash sufficient to provide the amount of said taxes.

9.4          Disputes.

(a)           The Committee shall administer the Plan.  The Committee (either directly or through its designee) shall have the power and authority to interpret, construe, and administer the Plan.

(b)           Neither the Committee, its designee nor its advisors, shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan.

(c)           The Committee shall determine each Participant’s and Beneficiary’s right to payments under the Plan.  If a Participant or Beneficiary disagrees with the Committee’s determination, he or she may make a written claim for payments inconsistent with that determination.  Any such claim shall be filed with the Committee at the principal executive offices of the Company.  The Committee shall review the claim and notify the claimant of its decision in writing within sixty (60) days after the claim is received.  If the Committee denies the claim, in whole or in part, the notice shall specify the reasons for denial, references to the Plan provisions upon which denial is based, any additional information or material necessary to perfect the claim, and procedures for further review of the claim.  Within sixty (60) days after receipt of the notice of denial, the claimant may file a written appeal of the denial of the claim, identifying the grounds, facts and any other matter upon which the appeal is based.  The Committee shall give the claimant a final decision within sixty (60) days after receipt of the request for review.  If the Committee affirms the denial of the claim in whole or in part, it shall specify in writing the reasons for the affirmance, with specific references to the Plan provisions upon which the affirmance is based.

(d)           If the Committee has affirmed the denial of a claim pursuant to the procedure described in Section 9.4(c) above, the Participant or his or her Beneficiary may, if he or she desires, submit any denied claim for payment under the Plan to arbitration.  This right to select arbitration shall be solely that of the Participant or his or her Beneficiary and the Participant or his or her Beneficiary may decide whether or not to arbitrate in his or her discretion.  The “right to select arbitration” is not mandatory on the Participant or his or her Beneficiary and the Participant or his or her Beneficiary may choose in lieu thereof to bring an action in an appropriate civil court.  Once an arbitration is commenced, however, it may not be discontinued without the mutual consent of both parties to the arbitration.  During the lifetime of the Participant, only he or she can use the arbitration procedure set forth in this Section.

(e)           Any claim for arbitration may be submitted as follows:  if the Participant or his or her Beneficiary disagrees with the Committee regarding the interpretation of the Plan and the claim is finally denied by the Committee in whole or in part, such claim may be filed in writing with an arbitrator of the Participant’s or Beneficiary’s choice who is selected by the method described in the next four sentences.  The first step of the selection shall consist of the Participant or his or her Beneficiary submitting a list of five (5) potential arbitrators to the Committee.  Each of the five arbitrators must be either (1) a member of the National Academy of Arbitrators located in the State of California or (2) a retired California Superior Court or Appellate Court judge.  Within one week after receipt of the list, the Committee shall select one of the five (5) arbitrators as the arbitrator for the dispute in question.  If the Committee fails to select an arbitrator in a timely manner, the Participant or his or her Beneficiary shall then designate one of the five (5) arbitrators as the arbitrator for the dispute in question.

(f)            The arbitration hearing shall be held within seven (7) days (or as soon thereafter as possible) after selection of the arbitrator.  No continuance of said hearing shall be allowed without the mutual consent of the Participant or his or her Beneficiary and the Committee.  Absence from or nonparticipation at the hearing by either party shall not prevent the issuance of an award.  Hearing procedures that will expedite the hearing may be ordered at the arbitrator’s discretion, and the arbitrator may close the hearing in his or her sole discretion when he or she decides he or she has heard sufficient evidence to satisfy issuance of an award.

(g)           The arbitrator’s award shall be rendered as expeditiously as possible and in no event later than one (1) week after the close of the hearing.  In the event the arbitrator finds that the Company has breached the Plan, he or she shall order the Company to immediately take the necessary steps to remedy the breach.  The award of the arbitrator shall be final and binding upon the parties.  The award may be enforced in any appropriate court as soon as possible after its rendition.  If an action is brought to confirm the award, both the Company and the Participant agree that no appeal shall be taken by either party from any decision rendered in such action.

(h)           Solely for purposes of determining the allocation of the costs described in this Section, the Committee will be considered the prevailing party in a dispute if the arbitrator determines (1) that the Company has not breached the Plan and (2) the claim by the Participant or his or her Beneficiary was not made in good faith.  Otherwise, the Participant or his or her Beneficiary will be considered the prevailing party.  In the event that the Company is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (excluding any attorneys’ fees incurred by the Company) including stenographic reporter, if employed, shall be paid by the other party.  In the event that the Participant or his or her Beneficiary is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (including all attorneys’ fees incurred by the Participant or his or her Beneficiary in pursuing his or her claim), including the fees of a stenographic reporter, if employed, shall be paid by the Company.

9.5          Amendment, Modification, Suspension or Termination.  The Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts credited to a Participant’s Account.  Notwithstanding the foregoing, if there is a Change in Control and the successor employer, by resolution of its board of directors, within twelve (12) months following the Change in Control, elects to terminate the Plan, then the Account balances, or remaining Account balances, of each Participant, whether such Participant is receiving installment payments or not, shall be paid to the Participant in a single lump sum payment.  Such lump sum payment shall be made no later than sixty (60) days following the adoption of the resolutions of the board of directors of the successor employer to terminate the Plan and within twelve (12) months following the Change in Control.  If the lump sum distributions cannot be made within the twelve (12) months following the Change in Control, then such distributions shall not be made and distributions of Plan benefits shall be made in accordance with the remaining provisions of the Plan.

9.6          Governing Law.  The Plan shall be construed, governed and administered in all respects in accordance with ERISA, the Code and other pertinent Federal laws and, to the extent not preempted by ERISA, in accordance with the laws of the State of California (irrespective of the choice of law principles of the State of California as to all matters).

9.7          Receipt or Release.  Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company.  The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

9.8          Payments on Behalf of Incapacitated Persons.  In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person.  Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.

9.9          No Employment Rights.  Participation in the Plan shall not confer upon any person any right to be employed by the Company or any other right not expressly provided hereunder.

9.10        Department of Labor Determination.  In the event that any Participant is found to be ineligible, that is, not a member of a select group of management or highly compensated employees or is otherwise ineligible, according to a determination made by the Department of Labor, the Committee shall take whatever steps it deems necessary, in its sole discretion, to equitably protect the interests of the affected Participant.

9.11        Headings, etc. Not Part of Agreement.  Headings and subheadings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

9.12        Compliance with Section 409A of the Code.  This Plan is intended to comply with the requirements of Section 409A of the Code and regulations and other guidance thereunder such that no amount deferred under the Plan shall be subject to an additional tax as provided in Section 409A(a)(1)(B) of the Code.  To the extent one or more provisions of this Plan do not so comply (a “Non-complying Provision”) with Section 409A of the Code and an amendment to such provision would result in the provision ceasing to be a Non-complying Provision, notwithstanding any  such provision of the Plan to the contrary, the Non-complying Provision shall be automatically amended to the minimum extent necessary so that such provision ceases to be a Non-complying Provision.  In the event of any such automatic amendment of the Plan, the Plan document shall be amended as soon as administratively feasible to reflect such amendment.

9.13        Electronic or Other Forms.  Unless otherwise provided by the Committee, any reference herein to a form, election, designation, application or similar term shall include any electronic process or procedure adopted or required by the Committee.

IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer effective as of November 14, 2005.

SYNOPSYS, INC.

By:	/s/ Rex Jackson
Rex Jackson
Senior Vice President and
General Counsel